UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SHARPLINK GAMING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHARPLINK GAMING, INC.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 9, 2024

Dear Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of SharpLink Gaming, Inc., which we refer to as “SharpLink,” “we” or the “Company,” to be held on Monday, December 9, 2024 at 4:00 PM Central Time at SharpLink’s corporate headquarters located at 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55401, and thereafter as it may be adjourned or postponed from time to time.

At the Meeting, stockholders will be asked to approve the following proposals and adopt the following resolutions in connection therewith:

1.	The reelection of Rob Phythian, Obie McKenzie, Robert Gutkowski and Leslie Bernhard as members of the Board of Directors for a term expiring at our 2025 Annual General Meeting of Stockholders and until their successors are elected and qualified;

2.

The approval of a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by a ratio of up to and including 6:1, to be effective at the ratio and on a date to be determined by the Company’s Board of Directors, and amendments to the Company’s Amended and Restated Certificate of Incorporation to effect such reverse stock split;

3.	The ratification of the appointment of Cherry Bekaert, LLP, registered public accountants, as our Company’s independent registered public accountants for the year ended December 31, 2024 and the authorization of our Board of Directors to fix such independent public accountants’ compensation in accordance with the volume and nature of their services or to delegate such power to our Audit Committee;

4.	The approval of a non-binding advisory vote to approve the compensation paid to our named executive officers (the “Say on Pay Proposal”); and

5.	To transact any other business properly coming before the Meeting.

Our Board of Directors unanimously recommends that you vote “FOR” each of the foregoing proposals, each of which is more fully described in the accompanying proxy statement (“Proxy Statement”).

Stockholders of record at the close of business on November 12, 2024 (the “Record Date”) are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

It is anticipated that on or about November 19, 2024, the Company shall commence mailing to all stockholders of record, as of the Record Date, this Notice of Annual Meeting, Proxy Statement and Proxy Card. Financial and other information concerning SharpLink Gaming, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2023 (“2023 Annual Report”) and accessible on the United States Securities and Exchange Commission (the “SEC”) website, available at www.sec.gov, or SharpLink’s investor relations page, found at https://investors.sharplink.com.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of matters to be considered at the Annual Meeting.

The approval of the election of the directors under Item 1 requires the affirmative vote of holders of the plurality of the Common Stock (on an as-converted basis, subject to the Beneficial Ownership Limitation (as defined below)), represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter. The proposal set forth in Items 2 requires votes cast for the reverse stock split to exceed the votes cast against such proposal. The proposals set forth in Items 3 and 4 require the affirmative vote of holders of at least a majority of the Common Stock (on an as-converted basis, subject to the Beneficial Ownership Limitation (as defined below)), represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter presented for passage. The Beneficial Ownership Limitation is defined in our Certificate of Incorporation as 9.99% of the number of our Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of Preferred Stock and warrants held by the stockholder that is subject to such Beneficial Ownership Limitation.

We know of no other matters to be submitted at the Meeting other than as specified in this Notice of Annual Meeting of Stockholders. If any other business is properly brought before the Meeting, the persons named as proxies will vote in respect thereof in accordance with the recommendation of our Board of Directors.

You can vote either by mailing in your proxy, by Internet, by phone or in person by attending the Meeting. If voting by mail, the proxy must be received by our voting processing agency at least 48 hours prior to the appointed time of the Meeting or at our registered office in Minneapolis, Minnesota at least four (4) hours prior to the appointed time of the Meeting to be validly included in the tally of Common Stock. If voting by Internet or phone, your vote must be received by 11:59 PM Eastern Time on Thursday, December 5, 2024 to be validly included in the tally of the Common Stock voted at the Meeting. If you attend the Meeting, you may vote in person and your proxy will not be used. Detailed proxy voting instructions are provided both in the proxy statement and on the enclosed proxy card.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES; OR YOU CAN VOTE VIA TELEPHONE OR INTERNET. YOU CAN LATER REVOKE YOUR PROXY, ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON. ALL PROXY INSTRUMENTS AND POWERS OF ATTORNEY MUST BE DELIVERED TO THE COMPANY NO LATER THAN FOUR HOURS PRIOR TO THE MEETING.

November 18, 2024	Sincerely,
/s/ Rob Phythian
Rob Phythian
Chairman of the Board of Directors

SHARPLINK GAMING, INC.

PROXY STATEMENT

For Annual Meeting of Stockholders

To be held December 9, 2024

PROXY SOLICITATION

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the board of directors (the “Board of Directors” or the “Board”) of SharpLink Gaming, Inc. (“we,” “us,” “SharpLink” or the “Company”), to be voted at the Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at 4:00 PM Central Time on Monday, December 9, 2024 at the Company’s corporate headquarters, located at 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55401, USA, and thereafter as it may be adjourned or postponed from time to time.

Purpose of the Annual Meeting

At the Meeting, stockholders will be asked to consider and vote upon the following matters:

1)	The reelection of Rob Phythian, Obie McKenzie, Robert Gutkowski and Leslie Bernhard as members of the Board of Directors for a term expiring at our 2025 Annual General Meeting of Stockholders and until their successors are elected and qualified;

2)

The approval of a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by a ratio of up to and including 6:1, to be effective at the ratio and on a date to be determined by the Company’s Board of Directors, and amendments to the Company’s Amended and Restated Certificate of Incorporation to effect such reverse stock split

3)	The ratification of the appointment of Cherry Bekaert, LLP, registered public accountants, as our Company’s independent registered public accountants for the year ended December 31, 2024 and the authorization of our Board of Directors to fix such independent public accountants’ compensation in accordance with the volume and nature of their services or to delegate such power to our Audit Committee;

4)	The approval of a non-binding advisory vote to approve the compensation paid to our named executive officers (the “Say on Pay Proposal”); and

5)	To transact any other business properly coming before the Meeting.

We are not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to voice on such matters in accordance with the judgement of the Board of Directors.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR the election of each director and the other proposals set forth in this proxy statement.

Proxy Procedure

Only holders of record of our Common Stock as of the close of business on Tuesday, November 12, 2024, are entitled to notice of, and to vote in person or by proxy, at the Meeting or any adjournments or postponements thereof. As of November 18, there are 3,585,350 shares of Common Stock issued and outstanding.

●	Voting in Person. If your shares are registered directly in your name with our transfer agent (i.e., you are a “registered stockholder”), you may attend and vote in person at the Meeting. If you are a beneficial owner of shares registered in the name of your broker, bank, trustee or nominee (i.e., your shares are held in “street name”), you are invited to attend the Meeting; however, to vote in person at the Meeting as a beneficial owner, you must first obtain a “legal proxy” from your broker, bank, trustee or nominee authorizing you to do so.

●	Voting by Mail. You may submit your proxy by mail by completing, signing and mailing the enclosed proxy card in the enclosed, postage-paid envelope, or, for shares held in street name, by following the voting instructions provided by your broker, bank, trustee or nominee. The proxy must be received by our transfer agent at least 48 hours prior to the appointed time of the Meeting or at our registered office in Minneapolis, Minnesota at least four (4) hours prior to the appointed time of the Meeting to be validly included in the tally of Common Stock (on an as-converted basis, subject to the Beneficial Ownership Limitation) voted at the Meeting.

●	Voting by Internet. You can also choose to vote on the Internet by going to www.proxyvote.com. You will need your Control Number, which can be found on your proxy card. Use the Internet to transmit your vote up until 11:59 p.m., Eastern Daylight Saving Time, on Thursday, December 5, 2024.

●	Voting by Telephone. You can vote by calling 1-800-690-6903. You will need your Control Number, which can be found on your proxy card. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on Thursday, December 5, 2024.

Change or Revocation of Proxy

If you are a registered stockholder, your proxy may be revoked at any time prior to its exercise by notice in writing of the stockholder to us, delivered at our address above up to one hour prior to the Meeting and indicating that its/his/her proxy is revoked, or by timely submitting another proxy with a later date. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If your shares are held in street name, you may change your vote by timely submitting new voting instructions to your broker, bank, trustee or nominee or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Meeting and voting in person.

Quorum

A quorum of stockholders is necessary to transact business at the Meeting. The presence of the holders of stock representing a 33-1/3% of the voting power of all shares of stock issued and outstanding as of the Record Date, represented in person or by proposal, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you participate in, and vote electronically at, the Annual Meeting.

Abstentions and broker non-votes will be counted towards the quorum. Broker non-votes occur when brokers that hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters but not on others. Such shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares. A broker non-vote will also be used for the purpose of establishing a quorum but will not otherwise be counted in the voting process. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Meeting.

Unsigned or unreturned proxies, including those not returned by banks, brokers or other record holders, will not be counted for quorum purposes.

Voting Standards

The approval of the election of the directors under Item 1 requires the affirmative vote of holders of the plurality of the Common Stock (on an as-converted basis, subject to the Beneficial Ownership Limitation (as defined below)), represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter. The proposal set forth in Items 2 requires votes cast for the reverse stock split to exceed the votes cast against such proposal. The proposals set forth in Items 3 and 4 require the affirmative vote of holders of at least a majority of the Common Stock, including Preferred Stock on an as-converted basis, subject to the Beneficial Ownership Limitation (as defined below), represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter presented for passage. The Beneficial Ownership Limitation is defined in our Certificate of Incorporation as 9.99% of the number of our Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of Preferred Stock held by the stockholder that is subject to such Beneficial Ownership Limitation.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal. Unsigned or unreturned proxies, including those not returned by banks, brokers or other record holders, will not be counted for voting purposes.

Cost of Soliciting Votes for the Annual General Meeting

We will bear the cost of soliciting proxies from our stockholders. Proxies will be solicited by mail and may also be solicited in person, by telephone or electronic communication, by our directors, officers and employees. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the United States Securities and Exchange Commission (the “SEC”), concerning the sending of proxies and proxy materials to the beneficial owners of our Common Stock.

Adjournment and Postponement

Although we do not expect this to occur, our stockholders may also be asked to vote to adjourn or postpone the Meeting for the purpose of soliciting additional proxies in favor of any proposals on the agenda of the Meeting.

Our stockholders may communicate with the members of our Board of Directors by writing directly to the Board of Directors or specified individual directors to:

Corporate Secretary

SharpLink Gaming, Inc.

333 Washington Avenue North

Suite 104

Minneapolis, Minnesota 55401, USA

Our corporate secretary will deliver any stockholder communications to the specified individual director, if so addressed, or to one of our directors who can address the matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 18, 2024 regarding the beneficial ownership by our management and all stockholders known to us to own beneficially more than 5% of our Common Stock:

Name (1)	Number of Common Stock Beneficially Owned(2)	Percentage of Outstanding Common Stock(3)
Principal Stockholders
Alpha Capital Anstalt (“Alpha”)(4) (5) (6)	354,941	9.9%

Executive Officers
Rob Phythian, CEO(7) (8)	201,208	5.6%
Robert DeLucia, CFO(9) (10)	94,722	2.6%
Non-Employee Directors
Leslie Bernhard (11)	56,667	1.6%
Robert Gutkowski (11)	56,667	1.6%
Obie McKenzie (11)	56,667	1.6%
All directors and executive officers as a group	465,931	13.0%

1	Unless otherwise indicated, such individual’s address is C/O SharpLink Gaming, Inc., 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55401.

2	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common Stock relating to options currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

3	Percentages are calculated based on 3,585,260 shares of Common Stock issued and outstanding as of November 18, 2024, less 90 shares of Common Stock held as treasury stock. This represents a total number of 3,585,350.

4	Beneficial ownership reflects the maximum number of Common Stock that may be acquired by Alpha subject to the Beneficial Ownership Limitation. Pursuant to the Company’s records, Alpha owns of record (i) 156,207 shares of Common Stock, (ii) 12,481 Preferred B Stock, (iii) a prefunded warrant in the amount of 469,560 shares, and (iv) a warrant to purchase up to 254,233 shares of Common Stock at an exercise price of $0.001 per share.

5	As of November 18, 2024, there were 7,202 Preferred A-1 Stock accrued as payment of quarterly dividends on the Preferred B Stock held by Alpha, but not yet issued.

6	Alpha’s address is Altenbach 8, 9490 Vaduz, Principality of Liechtenstein.

7	Includes 972 shares of Common Stock issuable upon exercise of options within 60 days.

8	Includes 25,000 Restricted Stock Units (“RSUs”) which vest on December 31, 2024.

9	Includes 1,112 shares of Common Stock issuable upon exercise of options within 60 days.
10	Includes 20,000 RSUs which vest on December 31, 2024.
11	Includes 26,667 RSUs which vest on December 31, 2024.

I. RE-ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors. Each director shall stand for election at each annual meeting and shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

Our Board of Directors consists of four members. Among them, Obie McKenzie, Robert Gutkowski and Leslie Bernhard are independent directors for NASDAQ corporate governance purposes. Our Board of Directors may, from time to time, appoint any other person as a director, whether to fill a casual vacancy or to add to their number.

At the Meeting, stockholders are being asked to re-elect Messrs. Rob Phythian, Obie McKenzie and Robert Gutkowski and Ms. Leslie Bernhard to hold office until our 2025 Annual Meeting of Stockholders and until their successors are elected and qualified.

A majority of our independent directors recommended our director nominees for election by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

The affirmative vote of the holders of a plurality of the Common Stock represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter, is required to elect as directors each of the nominees named above.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees for directors named above.

INFORMATION ABOUT OUR BOARD OF DIRECTORS,

BOARD COMMITTEES AND RELATED MATTERS

Directors and Director Nominees

The following table sets forth certain information regarding our directors and director nominees as of the date of this proxy statement:

Directors

Name	Age	Position
Rob Phythian	59	Chairman of the Board, Director and CEO
Robert DeLucia	61	Chief Financial Officer
Leslie Bernhard (1) (2) (3)	80	Independent Director
Robert Gutkowski (1) (2) (3)	76	Independent Director
Obie McKenzie (1) (2) (3)	79	Independent Director

(1) Indicates independent director under NASDAQ rules

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

Rob Phythian: Mr. Phythian currently serves as Chairman of the Board and Chief Executive Officer of SharpLink; and he continues to serve as President, CEO and the sole director of SharpLink Israel – positions he has held since July 2021. From 2015 to 2021, Mr. Phythian was also Chief Executive Officer and a director of SportsHub Games Network, Inc., a fantasy sports consolidation and daily game operator. Before SportsHub, Mr. Phythian was co-founder and CEO of SportsData, where he was responsible for corporate operations, business development and strategic partnerships. Mr. Phythian was CEO of SportsData from 2010 until 2013, when SportsData was sold to international data company Sportradar. Mr. Phythian stayed with Sportradar U.S., working on key league and customer relationships including Google, Turner Sports, NBC, CBS and the NFL. Prior to Sportradar U.S., Mr. Phythian founded Fanball.com, which was sold to FUN Technologies, a publicly-traded company. Mr. Phythian has a Bachelor’s degree in Business Administration from the University of St. Thomas (Minnesota).

Robert DeLucia: Mr. DeLucia, age 61, has served as Chief Financial Officer of SharpLink since February 2024; and previously served as Chief Financial Officer of SharpLink Israel from August 2022 through February 2024. Prior to joining SharpLink Israel, he served as Interim Chief Financial Officer of Neon Logistics, LLC, where he was tasked with leading the Company’s financial restatements and transition to U.S. GAAP accounting. From February through December 2022, he was Chief Accounting Officer at GTT Communications, a tier one Internet backbone service supplier. Previously, Mr. DeLucia served as Controller of Eastern Airlines during its business reboot from January 2020 through November 2020. From October 2016 through 2019, he worked at Tarsus CFO Services, providing fractional CFO services to primarily mid-sized private equity firms; and from December 2011 through April 2016, he was Corporate Controller and Divisional CFO of Taurus Aerospace Group and Aviation Technical Services. Mr. DeLucia earned both Bachelor of Arts and Bachelor of Science degrees from Robert Morris University.

Leslie Bernhard: Ms. Bernhard has served as a director of SharpLink, Chair of the Audit Committee and a member of the Compensation Committee since February 2024. She has served as chairman of the board of Nasdaq-listed Nexalin Technology, Inc. since November 2023. From February 2017 through the present, she has also been an independent director of Sachem Capital Corp., a NYSE American-listed REIT real estate investment trust. In addition, she has served as the non-executive chairman of the board of Milestone Scientific Inc. (“Milestone”), an NYSE American-listed developer and manufacturer of medical and dental devices, since October 2009, and as an independent director of Milestone since May 2003. She also served as Interim Chief Executive Officer of Milestone from October 2017 to December 2017. From 2007 through September 2018, Ms. Bernhard was an independent director of Universal Power Group, Inc., a global supplier of power solutions. In 1986, she co-founded AdStar, Inc., an electronic ad intake service to the newspaper industry, and served as its president, chief executive officer and executive director until 2012. Earlier in her career, Bernhard held management positions at Revlon, Inc., Walt Disney Productions, Inc. and the Gillette Company. She earned a Bachelor of Science Degree in Education from St. John’s University.

Robert Gutkowski: Mr. Gutkowski has served as a director of SharpLink and as member of the Audit and Compensation Committees since February 2024. From October 2014 through the present, Mr. Gutkowski has led RMG Sports Ventures LLC, a company he founded, to originate and advise private equity and other institutional capital on investments in sports, entertainment and media. Mr. Gutkowski recently co-originated the acquisition of True Temper Sports (the largest producer of golf shafts in the world) for Lincolnshire Management and made a substantial investment alongside Lincolnshire in True Temper Sports. In December 1991, Mr. Gutkowski was named President of MSG Network, where he was responsible for the operations of the New York Knicks basketball team, the New York Rangers hockey team - which won the 1994 Stanley Cup Championship, MSG Communications - including the MSG Network, the nation’s largest regional cable network, MSG Entertainment, and the MSG Facilities Group - which operated The Garden Arena and The Paramount Theater. Mr. Gutkowski joined MSG Network in 1985 and held various senior executive positions, including President of the MSG Network. Under his leadership, the subscriber base of the MSG Network, the oldest and largest regional sports network in the country, more than doubled to 5.1 million subscribers. The Yankees, together with the New York Knicks and the New York Rangers, became the foundations of MSG Network’s year-round operation. In 1993 and 1994, MSG Network was the most active building in the country in bookings and revenues and was named “Arena of the Year” by Pollstar Magazine. In 1996, Mr. Gutkowski founded The Marquee Group, a worldwide sports and entertainment firm that managed, produced and marketed sports and entertainment events, as well as provided representation for athletes, entertainers and broadcasters. The Marquee Group, which became a public company in 1996, acquired many related companies, including Athletes and Artists, Sports Marketing and Television International, QBQ Entertainment, Tollin-Robbins Productions, Park Associates, Alphabet City Records, Cambridge Golf and ProServ, before being acquired by SFX in 1999 for over $100 million. Mr. Gutkowski is a graduate of Hofstra University, where he earned a Bachelor of Business Administration degree.

Obie McKenzie: Mr. McKenzie has served as a member of the Board of Directors of the Company since February 2024. Beginning in January 2019 through to the present, Mr. McKenzie has served as Vice Chairman of Cordiant Capital, a global infrastructure and real assets investment firm focused on digital infrastructure, renewable energy infrastructure and agriculture. In his role as Managing Director of BlackRock Inc. from January 2000 through December 2018, he was wholly responsible for managing relationships with some of the largest pension funds in the United States to include the Teacher Retirement System of Texas, New York City Employees’ Retirement System and the Federal Reserve Employee Benefits System, among others. During his accomplished career, Mr. McKenzie served as Managing Director at Merrill Lynch from 1990 through 2006; Executive Director at UBS Asset Management and Managing Director at Chase Investors from 1987 through 1990; as well as Founder and President of McKenzie & Company, an NASD registered broker-dealer from 1984 through 1987. During the late 1970’s and early 1980’s, Mr. McKenzie held positions at Citibank, Chemical Bank and Freedom National Bank as a commercial banker. He was also Manager of Banking and Pensions at The New York Times in 1975 and began his career as a Corporate Finance Associate for Morgan Stanley in 1972. Mr. McKenzie was a founding board member of the National Association of Securities Professionals, where he received the “Wall Street Hall of Fame Award” in 2001. In 2010, Mr. McKenzie received the AIMSE Richard A. Lothrop Outstanding Achievement Award in recognition for his outstanding achievements in the investment management industry and his community. In 2011, he was named by Black Enterprise Magazine as one of the 75 Most Powerful Blacks on Wall Street; and in 2013, he was named Public Fund Marketer of the Year by Money Management Intelligence. Mr. McKenzie earned a Bachelor of Science degree from Tennessee State University and an MBA from Harvard Business School.

SharpLink Gaming, Ltd. (“SharpLink Israel”) Officers and Directors

On February 13, 2024, SharpLink Gaming Ltd. (“SharpLink Israel”) completed its domestication merger (“Domestication Merger”), pursuant to the terms and conditions set forth in an Agreement and Plan of Merger (the “Domestication Merger Agreement”), dated June 14, 2023 and amended July 24, 2023, among SharpLink Israel, SharpLink Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of SharpLink US (“Domestication Merger Sub”) and SharpLink Gaming, Inc. (“SharpLink US”). The Domestication Merger was achieved through a merger of SharpLink Merger Sub with and into SharpLink Israel, with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US. The Domestication Merger was approved by the shareholders of SharpLink Israel at an extraordinary special meeting of shareholders held on December 6, 2023. SharpLink US’s Common Stock commenced trading on the Nasdaq Capital Market under the same ticker symbol, SBET, on February 14, 2024.

The following table and biographical summaries set forth information, including principal occupation and business experience, about SharpLink Israel’s directors and executive officers prior to SharpLink Israel’s domestication merger with SharpLink in February 2024. Excluding Mr. Phythian, all officers and directors of SharpLink Israel resigned as officers and directors in connection with the completion of the domestication merger, effective February 13, 2024.

Name	Age	Position
Rob Phythian	59	President, CEO and Director
Robert DeLucia	60	Former Chief Financial Officer
David Abbott	58	Former Chief Technology Officer
Joseph Housman	42	Former Chairman of the Board and Director
Chris Nicholas	55	Former Chief Operating Officer and Director
Paul J. Abdo	53	Former Independent Director
Thomas Doering (1) (2) (3)	57	Former Independent Director
Scott Pollei (1) (2) (3)	62	Former Outside Independent Director
Adrienne Anderson (1) (2) (3)	46	Former Outside Independent Director

(1) Indicates independent director under NASDAQ rules

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

Joseph Housman: Mr. Housman, age 42, served as the Chairman of SharpLink Israel’s board since July 2021 and resigned in February 2024 in connection with the Domestication Merger; and he served on the board of directors of SharpLink, Inc. since its inception in February 2019 through July 2021. Since 2014, Mr. Housman has served as Vice President for Hays Companies | Brown & Brown Insurance, a national insurance brokerage firm, where he works with clients on risk management solutions with an emphasis on private equity and M&A transactions. Prior to Hays Companies, Mr. Housman was employed at Deloitte from 2004 to 2014 in the firm’s private company tax group. Mr. Housman also serves as a director of several private company businesses, working closely with the management teams on strategic growth and management initiatives, as well as advising and negotiating on acquisitions, operations, and dispositions of private company investments. Mr. Housman was also a director of SportsHub Games Network, Inc. (“SportsHub”) from 2015 through September 2021 when he resigned. He is a CPA (inactive) in the state of Minnesota and earned a Bachelor of Arts degree in Accounting from Saint John’s University (Minnesota).

Chris Nicholas: Mr. Nicholas, age 55, acted as SharpLink Israel’s Chief Operating Officer and director since July 2021; and until February 2024, he also served as the Chief Operating Officer of SharpLink, Inc., a position he held since SharpLink, Inc. was founded in February 2019. Prior to SharpLink, Inc., Mr. Nicholas was Chief Operating Officer and a director of SportsHub, from 2016 to 2019, and continued providing services to SportsHub on a limited part-time basis until June 1, 2021. Mr. Nicholas resigned his position as a director of SportsHub in September 2021. Prior to SportsHub, he was the Founder and CEO of Sports Technologies, Inc (“Sports Technologies”), which SportsHub purchased in 2016. Prior to Sports Technologies, Mr. Nicholas spent ten years at ESPN.com, most recently as Executive Producer, where he was responsible for the Fantasy Sports and ESPN Insider businesses. Mr. Nicholas began his career in 1994 at Starwave Corporation, an internet media company that was the first to put sports news, information and fantasy games on the Internet. Mr. Nicholas earned a Bachelor of Arts degree from Dartmouth College.

David Abbott: Mr. Abbott, age 58, joined SharpLink Israel in September 2022 and served as its Chief Technology Officer since November 2022. Prior to joining SharpLink Israel, Mr. Abbott spent more than eight years at Sportradar (Nasdaq: SRAD), serving first as Senior Vice President of Innovation and Technology and rising to Managing Director of U.S. Sports Media, where he focused on the growth and development of the company’s media strategy in the United States. Founded in 2001, Swiss-based Sportradar is a sports technology company serving over 1,700 sports federations, media outlets, betting operators and consumer platforms across 120 countries. Sportradar’s U.S.-based business traces its start to its 2014 acquisition of SportsData, a provider of sports-related live data and digital content co-founded by Mr. Abott and SharpLink’s CEO, Rob Phythian, in 2010. Following the acquisition, Mr. Abbott joined Sportradar to establish and build its U.S. presence. A frequent speaker at sports industry conferences and trade events, Mr. Abbott has also volunteered over the past several years as a mentor to CEOs of emerging software companies in association with the Minnesota Emerging Software Advisory. He earned his MBA in Finance from the University of St. Thomas – Opus College of Business and a Bachelor of Science degree in Computer Science from the University of Minnesota, Institute of Technology.

Paul J. Abdo: Mr. Abdo, age 53, served on SharpLink Israel’s board of directors from July 2021 through February 2024. Mr. Abdo is the CEO of Abdo Publishing, a worldwide educational publisher of print and digital content for schools. Prior to becoming CEO in 2015, Mr. Abdo worked in several different facets of the company including editorial, marketing, and international sales, starting and leading several divisions in the company including Spotlight Books, EPIC Press, and Essential Library. Mr. Abdo also serves on the board of the parent company, Abdo Consulting Group Inc. (ACGI), which has holdings in publishing, finance, real estate, and gaming. Mr. Abdo is also on the board of BankVista, a community bank with several branches in Minnesota. He obtained Bachelor’s and M.A. degrees in English from Minnesota State University, Mankato.

Tom Doering: Mr. Doering, age 57 served on SharpLink Israel’s board of directors from July 2021 through February 2024. Mr. Doering is an experienced business leader, technology investor and strategic advisor. Since 2006, he has served on the boards of directors and as an advisor for multiple privately held companies in the technology, fantasy sports, consumer services, travel and non-profit industries. In 2008, he co-founded and served on the board of directors of LeagueSafe, a premier fantasy sports league management company that was acquired by SportsHub Game Network in 2016. Prior to LeagueSafe, Mr. Doering co-founded E-Travel Experts (ETX) in 1998 and served as CEO until it was acquired in 2004 by Affiliated Computer Services. ETX was a provider of technology enabled solutions as well as fraud prevention, ticketing, accounting and back-office operations to the then-emerging Internet travel industry.

Outside Directors

Scott Pollei: Mr. Pollei, age 63, served on SharpLink Israel’s board of directors from July 2021 through February 2024. He is currently a partner at Dunn Lake Partners, LLC, a business and financial advisory firm that he founded in April 2019. From March 2020 to December 2020, Mr. Pollei served as Interim Chief Financial Officer of Crescent Electrical Supply Company, a wholesale distributor of electrical supplies based in East Dubuque, Illinois, and he served as a board member and finance and Audit Committee chair of that company from 2011 until his appointment as Interim CFO. From June 2017 to December 2019, Mr. Pollei was Chief Financial Officer at Fastbridge Learning, Inc., a SaaS provider of educational and assessment tools to the pre-K through 12th grade education market. Mr. Pollei was a partner in B2B CFO, LLC, a business and financial consulting firm, from September 2016 until March 2019. Prior to that, from August 2014 to August 2016, Mr. Pollei was Chief Operating Officer at Boulay PLLP, a public accounting and financial advisory firm. Prior to Boulay, from January 1994 until March 2014 he served in a number of positions of increasing responsibility at The Dolan Company, an NYSE-traded publisher and media company, including serving as its Chief Financial Officer from 1994 to 2009 and thereafter as Chief Operating Officer until his resignation in March 2014. The Dolan Company filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2014, and emerged from bankruptcy in June 2014. Mr. Pollei began his career in public accounting with KPMG US, LLP. He is a certified public accountant (inactive) and earned a Bachelor’s degree in Accounting, cum laude, from Luther College.

Adrienne Anderson: Ms. Anderson, age 46, served on SharpLink Israel’s board of directors from July 2021 through February 2024. She is a certified public accountant and has spent the last several years of her career primarily focused on financial statement audits under Public Company Accounting Oversight Board auditing standards for SEC reporting companies. Since January 2019, Ms. Anderson has been an audit partner at D. Brooks and Associates, CPAs, a certified public accounting firm based in West Palm Beach, Florida, where she focuses her practice on accounting, auditing, attest and review services, specializing in working with emerging growth and high growth technology, manufacturers, distributors and service companies, as well as government contractors, both SEC registrants and private companies. Prior to that, from October 2014 to December 2018, she was with WithumSmith + Brown, a large regional CPA firm, having been promoted to partner of the firm in July 2017. Ms. Anderson earned a Bachelor of Science in Accounting from Eastern Illinois University and is a certified public accountant licensed in the states of Florida and Illinois.

SharpLink Israel’s Board and Committee Meetings Held in 2023; 2023 Annual General Meeting of Shareholders and Extraordinary General Meeting of Shareholders Held in 2023

During 2023, the Board of Directors of SharpLink Israel held a total of 25 meetings, the Audit Committee of SharpLink Israel held a total of six meetings, and the Compensation Committee held a total of two. The Board and committees also acted by unanimous written consent on various matters throughout the year. All of the board members attended the 2023 Annual General Meeting of Shareholders via teleconference held on May 26, 2023; and participated in three Extraordinary General Meeting of Shareholders held on January 20, 2023, October 17, 2023 and November 29, 2023.

Board Operations

The Board oversees a company-wide approach to risk management. The Board assists management to determine the appropriate risk level for the Company generally and to assess the specific risks faced by the Company and reviews the steps taken by management to manage those risks. While the Board has ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. The Audit Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. The Board is responsible for overseeing the management of risks associated with the independence of the Board.

Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our Company, and that the leadership structure of our Board is effective in implementing this approach.

ESG and Corporate Responsibility

We continue to build a sustainable, environmentally conscious business while fulfilling our oversight of environmental, social and governance (“ESG”) risks and our approach, commitment and measurable progress relating to climate change, human capital management, sustainability and other significant ESG matters. We are dedicated to our sustainability efforts both internally and externally.

ESG matters significantly impact our business and operations and present evolving risks and challenges. Environmental impacts, including climate change specifically, create short and long-term financial risks to our business globally. Climate related changes can increase the frequency and severity of significant weather events and natural disasters. While we maintain insurance coverage to cover certain risks of losses for damage or destruction to facilities and property and for interruption of our business, such insurance may not cover specific losses and the amount of our insurance coverage may not be adequate to cover all of our losses. As a result, our future operating results could be materially and adversely affected, including if our losses are not adequately or timely covered by our insurance.

Increased attention on ESG matters, including from our customers, stockholders and other stakeholders, may lead to us expending more resources addressing these issues. Legislative and regulatory efforts to combat climate change and address ESG issues may prove costly and burdensome for us to comply with and will likely continue to impact us, our customers and our suppliers.

Other Compensation-Related Policies

Clawback Policy

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted a Clawback Policy providing for the recoupment of certain executive compensation received in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and amendments adopted by the Securities and Exchange Commission (the “SEC”) to implement the aforementioned legislation, and the listing standards of the national securities exchange on which the Company’s securities are listed.

For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

●	Annual bonuses and other short- and long-term cash incentives.
●	Stock options.
●	Stock appreciation rights.
●	Restricted stock.
●	Restricted stock units.
●	Performance shares.
●	Performance units.
●	Financial reporting measures may include, among other things, any of the following:
●	Company stock price.
●	Total stockholder return.
●	Revenues.
●	Net income.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA).
●	Funds from operations.
●	Liquidity measures such as working capital or operating cash flow.
●	Return measures such as return on invested capital or return on assets.
●	Earnings measures such as earnings per share.

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”). This Policy shall apply to any excess Incentive Compensation received by Covered Executives during the three immediately completed fiscal years preceding the date on which a company is required to prepare an accounting restatement. Notwithstanding the foregoing, this Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

For the purposes of this Policy, Incentive Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. Further, the date on which the Company is required to prepare an accounting restatement is the earlier of: (i) the date the Board concludes that the Company is required to prepare a restatement to correct a material error, and (ii) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

Cybersecurity

Please see the discussion under the heading “Cybersecurity” in the Business section of our Annual Report on Form 10-K for additional information on our cybersecurity risk management, strategy and governance.

Election of Officers; Family Relationships

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Director Nomination Process

The Board of the Company does not have a nominating committee. The full Board performs the functions of a nominating committee. The Board believes that it does not need a separate nominating committee because the full Board is relatively small, has the time to perform the functions of selecting Board nominees and in the past has acted unanimously in regard to nominees.

In considering an incumbent director whose term of office is to expire, the Board reviews the director’s overall service during the person’s term, the number of meetings attended, level of participation and quality of performance. In the case of new directors, the directors on the Board are asked for suggestions as to potential candidates, discuss any candidates suggested by a stockholder of the Company and apply the criteria stated below. The Company may engage a professional search firm to locate nominees for the position of director of the Company. However, to date the Board has not engaged professional search firms for this purpose.

The Board seeks candidates for nomination to the position of director who have excellent decision-making ability, business experience, particularly experience relevant to consumer products, personal integrity, diverse backgrounds and who meet such other criteria as may be set forth in a writing adopted by a majority vote of the Board. While the Board values a diversity of viewpoints and backgrounds, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

The directors will take into consideration a director nominee submitted to the Company by a stockholder; provided that the stockholder submits the director nominee and reasonable supporting material concerning the nominee by the due date for a stockholder proposal to be included in the Company’s Proxy Statement for the applicable annual meeting as set forth in the Company’s organizational documents and the rules of the SEC then in effect.

Nomination of Directors

Stockholders may recommend director candidates for consideration by following the procedures set forth in our Certificate of Incorporation (the “Certificate of Incorporation”). Pursuant to the Certificate of Incorporation, if a stockholder would like to nominate a director, he or she must deliver notice to the Company’s secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting or with respect to the first annual meeting held after the Domestication Merger, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if less than 120 days’ notice is given of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Effective September 1, 2022, SEC Rule 14a-19 requires the use of a universal proxy card in contested director elections. Under this “universal proxy rule,” a stockholder intending to engage in a director election contest with respect to an annual meeting of stockholders must give the Company notice of its intent to solicit proxies by providing the name(s) of the stockholder’s nominee(s) and certain other information at least 60 calendar days prior to the anniversary of the previous year’s annual meeting date (except that, if the Company did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company).

Election of Directors

Our Board of Directors consists of four members, three of which are independent directors for NASDAQ corporate governance purposes. Pursuant to our Certificate of Incorporation, all of our directors are currently being elected at our Annual Meeting of Stockholders by a vote of the holders of a plurality of the voting power represented and voting at such meeting and hold office until the next Annual Meeting of Stockholders and until their successors have been elected.

The Board of Directors may, at any time from time to time, appoint any other person as a director, whether to fill a casual vacancy or to add to their number. A majority of our independent directors have nominated and recommended our directors for reelection by our stockholders.

Independent Directors

In general, NASDAQ Stock Market Rules require that the Board of Directors of a NASDAQ-listed company have a majority of independent directors, within the meaning of the NASDAQ Stock Market Rules, and our Audit Committee must have at least three members and be comprised only of independent directors, each of whom satisfies the respective “independence” requirements of the SEC and NASDAQ. Our Board of Directors has determined that Messrs. Obie McKenzie and Robert Gutkowski and Ms. Bernhard qualify as independent directors under the requirements of the SEC and NASDAQ. Therefore, three of our four Board members are independent directors for NASDAQ corporate governance purposes. In addition, in accordance with the rules of the SEC and NASDAQ, our Audit Committee is composed of three independent directors, as defined by the rules of the SEC and NASDAQ.

Board Diversity Matrix

The matrix below summarizes certain information regarding the diversity of our Board as of the date of this proxy statement. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix
Total Number of Directors	4
	Female	Male
Part I: Gender Identity
Directors	1	3
Part II: Demographic Background
African American or Black	0	1
Asian	0	0
Hispanic or Latinx	0	0
White	1	2
Did Not Disclose Demographic Background	0

Compensation Committee Interlocks and Insider Participation

All officer compensation and bonuses for executive officers has been determined by our Compensation Committee which is currently comprised of Messrs. Obie McKenzie and Robert Gutkowski and Ms. Leslie Bernhard, all of whom are independent members of the Board.

None of our executive officers serves, or in the past has served, as a member of our Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is or has been an officer or employee of our Company.

Committees of the Board of Directors

The composition and responsibilities of each committee are described below. Members serve on committees until their resignation or until otherwise determined by our Board. Each of these committees has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules, which we have posted on the investor relations section of our website found at www.sharplink.com.

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;
●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
●	discussing with management major risk assessment and risk management policies, including those relating to cybersecurity;
●	monitoring the independence of the independent auditor;
●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	reviewing and approving all related-party transactions;
●	inquiring and discussing with management our compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
●	appointing or replacing the independent auditor;
●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

The members of the Audit Committee are Leslie Bernhard, Obie McKenzie and Robert Gutkowski. Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the Nasdaq and the independence requirements of Rule 10A-3 of the Exchange Act. The Board of Directors has determined that Ms. Bernhard qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the Nasdaq, and as such serves as the Audit Committee Chair.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the named executive officers and approves or recommends to the Board of Directors for approval the compensation of the Chief Executive Officer. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviews, approves and determines, or makes recommendations to our Board regarding the compensation of our executive officers;
●	administers our equity compensation plans;
●	reviews and approves, or makes recommendations to our Board, regarding incentive compensation and equity compensation plans;
●	establishes and reviews general policies relating to compensation and benefits of our employees; and
●	oversees and administers the Company’s clawback policy.

The members of the Compensation Committee are Obie McKenzie, Leslie Bernhard and Robert Gutkowski. Mr. McKenzie serves as the Chairman of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the United States Internal Revenue Code of 1986, as amended, or the Code, and each is an independent director as defined by Nasdaq. The Compensation Committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq, which is available on our website at https://www.sharplink.com/corporate-governance/.

Code of Ethics

The Company has adopted a Code of Ethics for adherence by its Chief Executive Officer and Chief Financial Officer to ensure honest and ethical conduct; full, fair and proper disclosure of financial information in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934; and compliance with applicable laws, rules, and regulations. Any person may obtain a copy of our Code of Ethics, without charge, by mailing a request to the Company at the address appearing on the front page of this Annual Report on Form 10-K or by viewing it on our website found at www.sharplink.com.

Stockholder Communications

Stockholders can mail communications to the Board of Directors, SharpLink Gaming, Inc., 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55402, who will forward the correspondence to each addressee.

Compensation of SharpLink Israel Directors

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on SharpLink Israel’s board during the year ended December 31, 2023.

Name	Fees Earned ($)	Option Awards ($)(1)	Total ($)
Joseph Housman	75,000	16,078	91,078
Paul Abdo	54,400	16,078	70,478
Tom Doering	58,600	2,388	60,988
Scott Pollei	58,600	—	58,600
Adrienne Anderson	58,600	—	58,600

(1)	Represents the share-based compensation expenses recorded in SharpLink Israel’s consolidated financial statements for the year ended December 31, 2023, based on the options’ fair value, calculated in accordance with accounting guidance for equity-based compensation.

2024 Director Compensation

For 2024, non-employee directors will receive compensation for services as directors pursuant to the 2024 Board Compensation Plan adopted by the Board of Directors on February 13, 2024. In accordance with the 2024 Board Compensation Plan, non-employee directors will receive:

●	A base annual fee of $30,000 for services from February 14, 2024 through December 31, 2024, payable quarterly at the end of each calendar quarter, or March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

●	Additional cash compensation for services on Committees.

○	Directors who serve as the Chair of the Audit or Compensation Committee will receive $15,000 annually, payable quarterly at the end of each calendar quarter, or on March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

○	Directors serving on the Audit and Compensation Committees and are not already receiving compensation for serving as the Chair of one of those committees, will receive $10,000 annually, payable quarterly at the end of each calendar quarter, or on March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

●	Equity consideration issuable as follows:

○	Each of the non-employee directors were issued 40,000 Restricted Stock Units on February 14, 2024, which shall vest in equal increments of 10,000 RSUs at the end of each calendar quarter in 2024, or on March 31, 2024; June 30, 2024; September 30, 2024; and December 31, 2024.

○	On August 28, 2024, the Board of Directors consented to, authorized and adopted resolutions providing for the non-employee directors to each be issued an additional 66,668 RSUs on September 30, 2024, which shall vest in equal quarterly increments of 16,667 on December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025.

SharpLink Israel’s Executive Compensation Policy Overview

SharpLink Israel’s compensation policy for its executives and directors was intended to assist in achieving the goals of SharpLink Israel and its work plans with a long term view and to ensure that: 1) the interests of the officers and directors will be as close as possible in conformity to the interests of SharpLink Israel’s shareholders; 2) SharpLink Israel was able to recruit and retain senior managers who had the ability to lead SharpLink Israel to business success and to confront the challenges that it may have had to face; 3) the officers and directors were motivated to achieve a high level of business performance without taking unreasonable risks; and 4) an appropriate balance was created between the various components, short-term vs. long-term, and compensation in cash vs. equity-based compensation.

Being a public company engaged in the business of providing technology and services focused on connecting sports fans with sports media companies, leagues, teams and sportsbooks, and iGaming enthusiast with casino gaming operators, the Company faced the ongoing task of recruiting and retaining leading managers and professionals, in competition with other companies operating in the same or similar fields. For the past three years, there has not been any particular shortage of quality managerial manpower with expertise in the Company’s particular field of business. However, given the dynamic nature of the field, which features an increasing number of competitors, some of which are much larger companies than SharpLink Israel was, there was a concern that such a shortage may emerge during the coming years. SharpLink Israel’s compensation policy was intended, inter alia, to ensure its ability to recruit and retain the quality managerial manpower that it required for the continued and successful development of its business, considering the challenges characterizing the employment markets in which it operated.

Compensation of Executives and Directors in View of Our Values and Business Strategy

SharpLink Israel saw a need to compensate its executives and directors for their contribution to its business success over time and to have consideration for the broad areas of responsibility and authority imposed upon them. However, given that SharpLink Israel employed a relatively small number of employees, most of whom had specialized professional or technical expertise, SharpLink Israel acknowledged the importance of appropriate compensation for all of its employees and of maintaining a reasonable ratio between the overall executives and directors to the compensation of other employees. SharpLink Israel’s Compensation Committee annually assessed the ratio between the terms of service and employment of each of its executives and directors and the average and median compensation of other SharpLink Israel employees. In the opinion of the Compensation Committee and Board members, the ratio was appropriate and reasonable in view of the nature of SharpLink Israel, its size, the mixture of manpower and its field of operation, and did not affect the labor relations at SharpLink Israel. In addition, it was also determined that the ratio between the terms of service and employment of each one of its officers and directors (excluding equity compensation) and the average and median cost of employment of SharpLink Israel’s other employees should not exceed 10.

SharpLink Israel’s policy was that the overall compensation of the officers should be substantially influenced by the business results of SharpLink Israel and by the personal contribution of each manager to the attainment of those results. To the extent that the managerial level was higher, it was determined that there would be an increase in influence of business results and the personal contribution of each manager to the attainment of these results on the compensation of the manager. To that end, the higher the management level, the more substantial the relative weight attached to compensation components that are dependent upon performance were.

Components of Executive Compensation

SharpLink Israel’s overall compensation of each employee, and especially the officers, was built using several components so that each component rewarded its employees for a different aspect of his or her contribution to SharpLink Israel. Specifically, compensation components included fixed based salary; health and medical benefits; variable, performance-based rewards (annual bonus, commissions and grants); and equity-based compensation. In addition to or in lieu of bonuses paid under an annual bonus plan or as a discretionary bonus, SharpLink Israel was permitted to pay a special bonus to officers and directors due to achievements of milestones and goals determined by the Board of Directors, in accordance with SharpLink Israel’s strategic business plan, including in connection with material projects that were under development, acquisition or disposition of material assets, financing activities and achievement of department tasks, up to a maximum of three monthly base salaries per year, subject to limitations set forth in applicable law and the predefined cap on annual bonuses defined in SharpLink Israel’s Directors and Officers Compensation Policy.

SharpLink US New Executive Compensation Policy Overview

Executive Compensation and Analysis

The Compensation Committee is committed to the close alignment of our executive pay programs with Company and individual performance and our stockholders’ interest, while ensuring we can attract and retain key talent in the organization.

Compensation Philosophy

SharpLink’s executive compensation program is designed to attract, motivate, retain and fairly reward highly skilled executives who bring the business acumen necessary to achieve our long-term business objectives. We pay for performance and design executive compensation programs that reward short- and long-term performance and align the financial interests of our executive officers with those of our stockholders. To that end, the compensation packages provided to our Named Executive Officers (“NEOs”) include both cash- and equity-based components. We evaluate performance and compensation levels to ensure that:

●	We maintain our ability to attract and retain outstanding employees in executive positions;
●	Executive compensation remains competitive with the compensation paid to similarly situated executives at comparable companies; and
●	Compensation programs are applied in an internally consistent manner.

What We Do in Our Compensation Programs

●	Establish, communicate and monitor measurable goals and objectives;
●	Review total compensation when making executive compensation decisions;
●	Establish maximum award levels for short- and long-term incentive plans;
●	Assess our programs against peer companies and best industry practices;
●	Require executives to set up 10b5-1 programs to properly manage all stock transactions;
●	Avoid incentives that encourage undue or excessive risk;
●	Annually assess risks associated with our compensation program; and
●	Subject incentive compensation of executives to our formal clawback policy.

Roles of the Compensation Committee, Management and Peer Groups

Role of the Compensation Committee

Our Compensation Committee is responsible for establishing the compensation of our NEOs; and oversees administration of the Company’s executive compensation plan, policies and programs, including providing guidance on corporate goals and objectives relating to compensation, short-term bonus (incentive) plans and long-term equity compensation plans, and approval of grants of equity awards.

Role of Management

Management participates in the review and refinement of our executive compensation program. The CEO meets with Committee members to discuss compensation packages for the NEOs and to review the performance of the Company and each NEO, other than himself, and makes recommendations with respect to the appropriate base salary, annual cash bonus, event-driven bonus(es) and grants of short- and long-term equity awards.

Role of Peer Groups, Surveys and Benchmarking

We consider multiple sources of data to evaluate the fairness of potential rewards associated with our compensation structures and whether they meet our compensation objectives. We also consider how our compensation practices compare to market practices among relevant companies in terms of size and/or industry. Among other factors, we carefully evaluate compensation data for executive officer positions for public companies of our size and/or operating in our industry culled from proxy statements filed with the SEC. The Committee may consider competitive market compensation of peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data. The Committee strives to incorporate flexibility into the compensation programs and processes to respond to and adjust for SharpLink’s evolving business and the value delivered by our NEOs.

Compensation Committee Interlocks and Insider Participation

All officer compensation and bonuses for executive officers are determined by our Compensation Committee, which is comprised of non-employee directors. None of our executive officers serve, or in the past has served, as a member of our Compensation Committee. None of the members of our Compensation Committee is or has been an officer or employee of our Company.

Components of Executive Compensation

The key elements of our executive compensation packages for NEOs are base salary, short-term (annual) cash bonus, one-time cash bonus for significant milestone events being achieved, equity-based awards and our employee benefits programs.

●	A base salary provides our NEOs with a competitive level of fixed compensation, which reflects individual performance and scope of responsibilities, as well as the competitive market for executive talent; and benefits our stockholders by offering competitive salaries that will allow us to attract and retain talented executives. In determining base salaries for our NEOs, the Compensation Committee considers a number of factors including:

○	The scope of responsibilities, prior experience and qualifications;
○	Past individual performance;
○	Base salary and total compensation relative to other executives in similar positions;
○	Competitive market conditions and market data; and
○	Recommendations of the CEO, other than with respect to his own compensation.

●	An (annual) cash bonus rewards our NEOs for achieving Company and individual goals over the course of the year; and benefits our stockholders by ensuring our NEOs remain focused on meeting key short-term business objectives and performance metrics. We offer our NEOs the opportunity to earn annual cash bonuses based on achieving performance against committee-approved performance goals. The Compensation Committee, in its sole discretion, with respect to the CEO and in collaboration with the CEO for all other NEOs, determines whether and to what extent annual cash bonuses shall be paid to each NEO.

●	One-time cash bonuses reward our NEOs who play a material role in a significant milestone achieved by the Company, e.g., completing a strategic acquisition that has positive impact on SharpLink’s overall financial performance or raising mission critical growth capital. The Compensation Committee, in its sole discretion, with respect to the CEO and in collaboration with the CEO for all other NEOs, determines whether and to what extent one-time cash bonuses are paid to each NEO based on the materiality of each significant milestone achieved.

●	Equity-based awards incentivize our NEOs, designed to drive achievement of long-term operational and financial goals and increased stockholder value, as well as to attract and retain key talent over a sustained time period. The Compensation Committee sets each NEOs’ equity based awards on their respective role and responsibilities, internal equity considerations, competitive market conditions and data and target direct compensation.

●	In addition to the primary elements of compensation described above, the NEOs may participate in benefits programs generally available to our employees.

Summary Executive Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last two fiscal years to the Company’s then- NEOs:

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1)($)	All Other Compensation (2) ($)	Total ($)
Rob Phythian	2023	300,000	70,470	105,958	12,000	488,428
President and Chief Executive Officer	2022	300,000	181,671	130,576	12,000	624,247

Robert DeLucia	2023	220,000	48,938	34,836	—	303,774
Chief Financial Officer (3)	2022	80,385	30,938	21,399	—	132,722

Brian Bennett	2023	—	—	—	—	—
Former Chief Financial Officer (4)	2022	153,654	22,212	—	—	175,866

Chris Nicholas	2023	240,000	67,860	31,067	—	338,927
Former Chief Operating Officer (5)	2022	240,000	89,137	113,336	—	442,473

David Abbott	2023	240,000	—	28,974	—	268,974
Former Chief Technology Officer (6)	2022	64,615	—	22,422	—	87,037

(1)	Represents the share-based compensation expenses recorded in SharpLink’s consolidated financial statements for the year ended December 31, 2023 and 2022, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation.

(2)	Other compensation represents reimbursement of up to $1,000 per month for private/social club dues for the CEO.

(3)	Mr. Robert DeLucia was named SharpLink Israel’s Chief Financial Officer in August 2022.

(4)	Mr. Brian Bennett joined SharpLink Israel as the Chief Financial Officer in August 2021 and resigned in August 2022.

(5)	Mr. Chris Nicholas joined SharpLink Israel in July 2021 and resigned in January 2024.

(6)	Mr. David Abbott joined SharpLink Israel in September 2022 and resigned in December 2023.

Employment Agreements of Named Executive Officers

Employment Agreements with Rob Phythian

Phythian Employment Agreement with SharpLink Israel

Under his employment agreement with SharpLink Israel, Mr. Phythian received an annual base salary of $300,000 and was eligible to receive an annual bonus, as determined by the SharpLink’s Board of Directors, of up to 25% of his base salary. Such annual bonus was updated by the annual bonus approved by our shareholders at the shareholders meeting on September 8, 2022.

As approved, Mr. Phythian was also eligible to receive the following compensation:

●	Annual Bonus: Mr. Phythian was eligible to receive a bonus based on annual bonus plans that were subject to approval by the Compensation Committee and Board of Directors and provided for payment of an aggregate bonus of up to 10 monthly base salaries (the “Annual Bonus”). The Annual Bonus consisted of: (i) a discretionary bonus based on the overall satisfaction from the CEO’s performance, including the criteria set forth in the compensation policy, in an amount of up to three monthly base salaries, which was subject to determination by the Compensation Committee and Board of Directors, and (ii) the remainder, which was based on one or more of the measurable criteria set forth in the SharpLink Israel’s compensation policy, with such targets and weights as determined by its Compensation Committee and Board of Directors, based on the Company’s long-term goals and budget. The Bonus earned was payable in accordance with SharpLink Israel’s compensation policy.

●	Special Bonus: Mr. Phythian received a one-time special bonus of $68,000 due to his special contribution to the successful execution and consummation of an approximately $10 million round of financing with an institutional investor during November 2021.

●	Option Grant: Mr. Phythian received options to acquire 45,000 ordinary shares, under SharpLink Israel’s 2021 Equity Incentive Plan (the “2021 Plan”), constituting approximately 1.6% of the outstanding share capital of the Company calculated on a fully-diluted basis. One-third of the option was vested and became exercisable on September 8, 2023, the first anniversary of September 8, 2022, the grant date, one-third of the option was vest and became exercisable on September 8, 2024, the second anniversary of the grant date and one-third of the option will vest and be exercisable on September 8, 2025, the third anniversary of the grant date, subject in all cases to Mr. Phythian’s continued services to SharpLink Israel. The exercise price per share of the option was $10.30, equal to the closing sale price of SharpLink Israel’s ordinary shares on the Nasdaq Capital Market on September 8, 2022, the grant date. The option will expire on the tenth anniversary of September 8, 2022.

Following the SharpLink Go-Public Merger in July 2021, Mr. Phythian received options to acquire 60,000 ordinary shares of SharpLink Israel under its 2021 Plan. One-third vested and are exercisable on the grant date, one third will vest and be exercisable on the first anniversary of the grant date and one third will vest and become exercisable on the second anniversary of the grant date, subject in all cases to Mr. Phythian’s continued services to SharpLink Israel. Notwithstanding the foregoing vesting schedule, the right to purchase all shares subject to the option would vest and become exercisable if Mr. Phythian’s employment was terminated 90 days prior to or six months following the completion of a Change of Control (as such term is defined in the 2021 Plan) of SharpLink Israel. The exercise price per share of the options is $67.40. The options will expire on the tenth anniversary of the date of grant. Mr. Phythian was not entitled to any additional remuneration for his services as a director of SharpLink Israel. Prior to receiving shareholder approval in September 2022 to increase the number of ordinary shares authorized to be granted under the 2021 Plan, and to provide for issuance of stock options to other employees of the Company, Mr. Phythian forfeited the 60,000 options.

On February 27, 2023, Mr. Phythian received 17,500 options to acquire 17,500 ordinary shares, under SharpLink Israel’s 2021 Plan. Every 1/36th of the total grant of 17,500 options vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. Phythian’s continued services to SharpLink Israel. The 17,500 options consist of 16,528 non-qualified stock options and 972 incentive stock options. The non-qualified stock options will vest from March 27, 2023 to December 27, 2025. The incentive stock options will vest on January 27, 2026 and February 26, 2026.

Mr. Phythian also received certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Phythian and his immediate family during the time of his employment, reimbursement of up to $1,000 per month for private/social club dues, and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink’s policies. Mr. Phythian was also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors’ and officers’ liability insurance policy authorized in accordance with SharpLink Israel’s compensation policy.

Upon termination of Mr. Phythian’s employment by either him or SharpLink Israel, regardless of the reason, Mr. Phythian was entitled to (i) any earned but unpaid bonus, payable at such times as such bonus would have otherwise been paid if employment had not been terminated (unless otherwise required by law), and (ii) all other benefits for which he may be eligible in accordance with the SharpLink’s policies then in effect that have vested as of the termination date. If Mr. Phythian’s employment was terminated by SharpLink without “Just Cause” or by Mr. Phythian for “Good Reason,” (as such terms are defined in Mr. Phythian’s employment agreement) then he was entitled to a payment equal to three months of base salary and continued health care coverage for such period, provided that such severance payment is subject to repayment if determined to violate the non-competition and non-solicitation covenants in the agreement. The payment of severance is conditioned upon Mr. Phythian’s execution of a separation agreement that contains a full release of any claims he may have of his employment termination date against SharpLink Israel.

During the term of his employment and for a period of 24 months thereafter, referred to as the Restricted Period, Mr. Phythian was permitted, directly or indirectly, to provide services for or hold ownership of any entity that competed with the business of SharpLink Israel in the U.S., Canada, the United Kingdom and the European Union. In addition, during the Restricted Period, Mr. Phythian was not permitted to solicit or encourage any employee of SharpLink Israel to terminate his or her employment or any vendor or supplier to cease doing business with SharpLink Israel.

Phythian Employment Agreement with SharpLink US

Following the completion of the domestication merger between SharpLink Israel and SharpLink US, Mr. Phythian entered into a new employment agreement with SharpLink US in February 2024 to serve as SharpLink US’ Chief Executive Officer.

Mr. Phythian’s new employment agreement (the “Phythian Agreement”) provides for an annual base salary of $285,000 (“Phythian Base Salary”) and an annual performance-based cash bonus up to 42.5% of the annual base salary, as determined and approved by the Compensation Committee. In addition, the Company shall directly pay or reimburse Mr. Phythian up to $10,000 annually for the following: i) premiums of a term life insurance policy and ii) if elected, executive health exams not covered by the Company’s prevailing benefits plan. In addition, the Company shall directly pay or reimburse Mr. Phythian up to $12,000 annually for payment of country club annual dues. Mr. Phythian was also granted 100,000 RSUs pursuant to the 2021 Plan, which shall vest in equal increments on March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024. Mr. Phythian shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time, as recommended and approved by the Compensation Committee.

The Phythian Agreement is for an initial term of two years (“Phythian Initial Term”), subject to earlier termination, and will be automatically extended for successive one-year periods unless either party gives written notice of termination at least 120 days in advance of the expiration of the Phythian Initial Term or the then-current term, as applicable.

The Phythian Agreement provides that if Mr. Phythian is terminated by the Company without cause or if he terminates his employment for good reason, he will be entitled to: i) continuation of the Phythian Base Salary at the rate in effect immediately prior to the termination date for 12 months following the termination date paid accordance with the Company’s normal payroll practices, but no less frequently than monthly; and ii) if Mr. Phythian elects to continue group health coverage under any Company group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Mr. Phythian for a portion of his COBRA premiums, such that his unreimbursed cost of COBRA premiums does not exceed the cost to Mr. Phythian of such health plan premiums immediately prior to termination, for a period of up to one year after his termination (or until he is no longer eligible for COBRA continuation, if earlier). In addition, Mr. Phythian shall be entitled to severance, payable in a lump sum equal to 100% of the Phythian Base Salary.

If employment is terminated by the Company for cause or by Mr. Phythian for other than good reason, Mr. Phythian will be entitled only to the accrued salary and bonus obligations through the date of termination.

DeLucia Employment Agreements

DeLucia Employment Agreement with SharpLink Israel

Under his employment agreement with SharpLink Israel, Mr. DeLucia received an annual base salary of $220,000 and was eligible to receive an annual bonus, as determined by SharpLink’s Board of Directors, of up to 25% of his base salary. On the date of his hire by SharpLink Israel, August 22, 2022, Mr. DeLucia received a grant of options under the 2021 Plan to acquire 15,000 ordinary shares. Every 1/36th of the total grant shall vest and be exercisable monthly from September 22, 2023 to August 22, 2026 for 36 months, subject in all cases to Mr. DeLucia’s continued services to SharpLink Israel.

On February 27, 2023, Mr. DeLucia received a grant of options under the 2021 Plan to acquire 5,000 ordinary shares Every 1/36th of the total grant shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. DeLucia’s continued services to SharpLink.

Mr. DeLucia also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. DeLucia and his eligible family members during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink policies. Mr. DeLucia was also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors’ and officers’ liability insurance policy authorized in accordance with SharpLink’s compensation policy.

Mr. DeLucia’s employment was not a guarantee of employment for a specific period of time. His employment with SharpLink was “at-will,” which means that SharpLink Israel or he may have terminated his employment for any reason or no reason, at any time. In the event Mr. DeLucia elected to resign his employment with SharpLink Israel, he agreed to provide SharpLink Israel with 14 days’ written notice of his termination of employment. During this notice period, SharpLink Israel was permitted to ask him to perform specific duties or no duties at all and was permitted to ask him not to attend work during all or part of the notice period. During the notice period, Mr. DeLucia would continue to receive the salary and benefits that he had been receiving immediately prior to such period, subject to any change generally made for other employees of the Company. Further, upon termination of his employment for any reason, Mr. DeLucia agrees to cooperate with SharpLink Israel with respect to those business-related matters of which he had knowledge and to assist with the orderly return of Company property and transition of his work to others, as directed by SharpLink Israel.

DeLucia Employment Agreement with SharpLink US

Following the completion of the domestication merger between SharpLink Israel and SharpLink US, Mr. DeLucia entered into a new employment agreement with SharpLink US in February 2024 to serve as SharpLink US’ Chief Financial Officer.

Mr. DeLucia’s employment agreement with SharpLink US (the “DeLucia Agreement”) provides for an annual base salary of $230,000 (“DeLucia Base Salary”) and an annual performance-based cash bonus up to 40% of his annual base salary, as determined and approved by the Compensation Committee. In addition, the Company shall directly pay or reimburse Mr. DeLucia up to $10,000 annually for the following: i) for the premiums of a term life insurance policy and, ii) if elected, executive health exams not covered by the Company’s prevailing benefits plan. In addition, Mr. DeLucia was granted 80,000 RSUs pursuant to the 2021 Plan, which shall vest in equal increments on March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024. Mr. DeLucia shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time, as recommended and approved by the Compensation Committee.

The DeLucia Agreement is for an initial term of two years (“DeLucia Initial Term”), subject to earlier termination, and will be automatically extended for successive one-year periods unless either party gives written notice of termination at least 120 days in advance of the expiration of the DeLucia Initial Term or the then-current term, as applicable.

The DeLucia Agreement provides that if Mr. DeLucia is terminated by the Company without cause or if he terminates his employment for good reason, he will be entitled to: i) continuation of the DeLucia Base Salary at the rate in effect immediately prior to the termination date for 12 months following the termination date paid accordance with the Company’s normal payroll practices, but no less frequently than monthly; and ii) if Mr. DeLucia elects to continue group health coverage under any Company group health plan pursuant to the COBRA, the Company shall reimburse Mr. DeLucia for a portion of his COBRA premiums, such that his unreimbursed cost of COBRA premiums does not exceed the cost to Mr. DeLucia of such health plan premiums immediately prior to termination, for a period of up to one year after his termination (or until he is no longer eligible for COBRA continuation, if earlier). In addition, Mr. DeLucia shall be entitled to severance, payable in a lump sum equal to 100% of the DeLucia Base Salary.

If employment is terminated by the Company for cause or by Mr. DeLucia for other than good reason, the executive will be entitled only to the accrued salary and bonus obligations through the date of termination.

SharpLink Israel’s Employment Agreement with Chris Nicholas

Under his employment agreement with SharpLink Israel, Mr. Nicholas received an annual base salary of $240,000 and was eligible to receive an annual bonus, as determined by the SharpLink Israel’s Board of Directors, of up to 25% of his base salary. Following the SharpLink Go-Public Merger in July 2021, Mr. Nicholas received a grant of options under the 2021 Plan to acquire 30,000 SharpLink ordinary shares. One third vested and were exercisable on the grant date, one third vested and became exercisable on the first anniversary of the grant date and one third vested and became exercisable on the second anniversary of the grant date, subject in all cases to Mr. Nicholas’s continued services to SharpLink Israel. Prior to receiving shareholder approval in September 2022 to increase the number of ordinary shares authorized to be granted under the 2021 Plan, and to provide for issuance of stock options to other employees of the Company, Mr. Nicholas forfeited the 30,000 options.

On February 27, 2023, Mr. Nicholas received 7,500 options to acquire 7,500 ordinary shares, under the 2021 Plan. Every 1/36th of the total grant shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. Nicholas’s continued services to SharpLink Israel.

Mr. Nicholas also received certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Nicholas and his immediate family during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink Israel’s policies. Mr. Nicholas was also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors’ and officers’ liability insurance policy authorized in accordance with SharpLink Israel’s compensation policy.

On January 19, 2024 in connection with the equity sale of SharpLink Israel’s Sports Gaming Client Services and SportsHub Gaming Network business units, Mr. Nicholas tendered his resignation as an officer and director of SharpLink Israel.

SharpLink Israel’s Employment Agreement with David Abbott

Under his employment agreement with SharpLink Israel, Mr. Abbott, who served as SharpLink Israel’s Chief Technology Officer, received an annual base salary of $240,000 and was eligible to receive an annual bonus, as determined by SharpLink Israel’s Board of Directors, of up to 50% of his base salary. On the date of his hire by SharpLink Israel, September 26, 2022, Mr. Abbott received a grant of options under the 2021 Plan to acquire 15,000 SharpLink ordinary shares. Every 1/36th of the total grant shall vest and be exercisable monthly from October 26, 2023 to September 26, 2026 for 36 months, subject in all cases to Mr. Abbott’s continued services to SharpLink Israel.

On February 27, 2023, Mr. Abbott received a grant of options under the 2021 Plan to acquire 10,000 ordinary shares. Every 1/36th of the total grant shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. Abbott’s continued services to SharpLink Israel.

Mr. Abbott also received certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Abbott and his immediate family during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink Israel’s policies. Mr. Abbott was also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors’ and officers’ liability insurance policy authorized in accordance with SharpLink Israel’s Compensation Policy.

Mr. Abbott’s employment was not a guarantee of employment for a specific period of time. His employment with SharpLink Israel was “at-will,” which means that the Company or he may have terminated his employment for any reason or no reason, at any time. In the event Mr. Abbott elected to resign his employment with the Company, he had agreed to provide SharpLink with 14 days’ written notice of his termination of employment. During this notice period, SharpLink Israel was permitted to ask him to perform specific duties or no duties at all and may ask him not to attend work during all or part of the notice period. During the notice period, Mr. Abbott would continue to receive the salary and benefits that he had been receiving immediately prior to such period, subject to any change generally made for other employees of SharpLink Israel. Further, upon termination of his employment for any reason, Mr. Abbott had agreed to cooperate with SharpLink Israel with respect to those business-related matters of which he has knowledge and to assist with the orderly return of SharpLink Israel’s property and transition of his work to others, as directed by SharpLink Israel.

On December 15, 2023, Mr. Abbott tendered his resignation as Chief Technology Officer of SharpLink Israel.

Equity Incentive Plan Information

As of December 31, 2023, SharpLink Israel had two equity incentive plans under which ordinary shares of the Company were authorized for issuance to directors, officers or employees of the Company and its subsidiaries in exchange for consideration in the form of goods or services: the 2020 Stock Incentive Plan and the 2021 Equity Incentive Plan. On December 6, 2023, SharpLink Israel’s shareholders approved the new SharpLink Gaming, Inc. 2023 Incentive Plan in connection with approving the Domestication Merger.

2020 Stock Incentive Plan

In December 2020, SharpLink, Inc.’s Board of Directors approved the 2020 Stock Incentive Plan (the “2020 Plan”). Equity instruments allowed to be granted under the 2020 Plan include stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. After giving effect to the reverse stock split effected in April 2023, the 2020 Plan allowed for grants of up to 40,000 shares of SharpLink, Inc. and the 2020 Plan expires on December 23, 2030. Prior to the MTS Merger, 36,000 stock options (adjusted for reverse stock splits effected in July 2021) had been granted under the 2020 Plan.

Through the MTS Merger in July 2021, SharpLink Israel assumed the 2020 Plan and exchanged all outstanding stock options in SharpLink, Inc. for those in SharpLink Israel at an exchange rate of 1.3352 shares of SharpLink for one share of SharpLink, Inc. As a result, there were 480,664 stock options outstanding as of the closing date of the MTS Merger. To provide for adequate shares to be issued to Company’s employees, Mr. Rob Phythian, SharpLink’s CEO, and Mr. Chris Nicholas, SharpLink’s COO, forfeited an aggregate of 1,140,000 options, 360,000 of which were vested. As a result, 780,000 options were deemed to have been forfeited and 360,000 options were deemed to have expired.

During 2021 and 2022, there were no grants under the 2020 Plan. There will be no future grants made through the 2020 Plan as the 2020 Plan was succeeded by the 2021 Equity Incentive Plan.

2021 Equity Incentive Plan

In July 2021, SharpLink Israel’s shareholders approved the 2021 Plan. The 2021 Plan is the successor to the 2020 Plan. The Equity instruments allowed to be granted under the 2021 Plan include stock options, warrants, stock appreciation rights, restricted stock awards, and restricted stock units. In September 2022, shareholders approved an amendment to the 2021 Plan, increasing the total number of equity instruments allowed for grants from 233,663 to 543,663 shares. The 2021 Plan expires on December 23, 2030.

During 2023, there were 155,755 stock options granted under the 2021 Plan with a weighted average exercise price of $4.46 per share. The following table provides information about SharpLink’s shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all our existing equity compensation plans as of December 31, 2023.

2023 Equity Incentive Plan

On June 12, 2023, the SharpLink US Board of Directors approved the SharpLink Gaming, Inc. 2023 Incentive Plan (“2023 Plan”) for submission to the stockholders at an Extraordinary General Meeting of Stockholders held on December 6, 2023. The stockholders approved the 2023 Plan in connection with approving the Domestication Merger. Becoming effective upon completion of the Domestication Merger on February 13, 2024, the 2023 Plan provides for the grant of incentive stock options, non-statutory stock options, SARs, restricted stock awards, RSU awards, performance awards and other awards. Subject to adjustment in accordance with the 2023 Plan and any adjustments as necessary to implement any capitalization adjustments, the aggregate number of shares that may be issued pursuant to awards under the 2021 Plan shall not exceed 410,000 shares. Shares of SharpLink US Common Stock subject to awards granted under the 2023 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2023 Plan. If any shares of SharpLink US Common Stock issued pursuant to a share award are forfeited back to or repurchased or reacquired by us for any reason, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2023 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will not again become available for issuance under the 2023 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan Approved by Stockholders:

2020 Stock Incentive Plan	43,063	$9.40	-
2021 Equity Incentive Plan	245,849	$10.00	297,814
2023 Incentive Plan	-	$-	-

Equity Compensation Plan Not Approved by Stockholders:	N/A	N/A	N/A

In connection with the Domestication Merger completed in February 2024, all SharpLink Israel securities, including options issued under the 2020 Plan and 2021 Plan, converted on a one-for-one basis to SharpLink U.S. securities. Effective February 13, 2023, all options exercised under the 2020 Plan and 2021 Plan will be issued shares of Common Stock of SharpLink US.

Stock Option Forfeitures by Co-Founders

Prior to receiving shareholder approval in September 2022 to increase the number of ordinary shares authorized to be granted under the 2021 Plan, and to provide for issuance of stock options to employees of the Company, Mr. Rob Phythian, SharpLink’s CEO, Mr. Chris Nicholas, SharpLink’s COO, and Brian Bennett, SharpLink’s former CFO, forfeited an aggregate 114,000 options, 36,000 of which were vested. As a result, 78,000 options were deemed to have been forfeited and 36,000 options were deemed to have expired.

Outstanding Equity Awards

The following table sets forth information regarding the options and unvested restricted shares held by each of the named executive officers as of December 31, 2023. Dollar amounts have been rounded up to the nearest whole dollar.

Outstanding Equity Awards at Fiscal Year-End

	Options
Name	Number of Shares of Common Stock Underlying Unexercised Options (Exercisable)	Number of Shares of Common Stock Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Rob Phythian	8,011	-	$9.40	12/27/2030
	15,000	30,000	$11.70	9/12/2032
	4,861	12,639	$4.40	2/24/2033

Chris Nicholas	8,011	-	$9.40	12/27/2030
	8,741	13,758	$6.40	11/08/2032
	2,083	5,417	4,40	2/24/2033

Robert DeLucia	6,666	8,334	$12.00	8/21/2032
	1,388	3,612	4.40	2/24/2033

David Abbott	5,833	9,167	$9.50	9/25/2032
	2,500	7,500	$4.40	2/24/2033

Pay Versus Performance

In accordance with the SEC’s disclosure requirements pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act, provided below is the Company’s Pay Versus Performance disclosures as required by Item 402(v) for smaller reporting companies, we have included a table that compares the total compensation of our principal executive officer (“PEO”) and average other named executive officers (“Non-PEO NEOs”), as presented in the Summary Executive Compensation Table (“Summary Compensation Table”), to compensation actually paid. The table and disclosure below also compares compensation actually paid to our indexed total stockholder return and GAAP Net Income.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used compensation actually paid as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our “Executive Compensation and Related Information” section on pages 51 to 63 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

The table below shows for 2023 and 2022 the “total” compensation for Rob Phythian, our PEO and our other NEOs from the Summary Compensation Table above; the compensation actually paid to those officers calculated using rules required by the SEC; our total stockholder return; and our net income. Compensation actually paid does not represent the value of shares received by the officers during the year, but rather is an amount calculated under Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on Total Stockholder Return ($)	Net Loss ($)
2023	488,428	627,976	911,675	1,009,670	4.82	(14,243,182)
2022	624,247	547,611	838,098	761,462	13.10	(15,233,378)

(1)	The individuals comprising SharpLink’s Non-PEO NEOs for each year presented are listed below:

2022	2023
Chris Nicholas, Chief Operating Officer	Chris Nicholas, Chief Operating Officer
Brian Bennett, Former Chief Financial Officer	Robert DeLucia, Chief Financial Officer
Robert DeLucia, Chief Financial Officer	David Abbott, Chief Technology Officer
David Abbott, Chief Technology Officer

(2)	The amounts shown for compensation actually paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)	Compensation actually paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with ASC 718, Compensation – Stock Compensation. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table, which reflect the fair market values of equity awards as of each grant date.

	2023 - PEO	2022 - PEO	2023 - Non-PEO NEOs	2022 - Non-PEO NEOs
Summary Compensation Table (“SCT”) Total Compensation	$488,428	$624,247	$911,674	$838,098
Deduct equity awards reported in SCT	$(105,958)	$(130,576)	$(94,876)	$(157,157)
Add year-end fair value of equity awards in covered fiscal year which are outstanding and unvested as of the end of the covered fiscal year	$164,686	$53,940	$144,362	$70,034
Add the change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any awards granted in prior years that remain outstanding and unvested as of the end of the covered fiscal year	$80,821	$-	$48,510	$10,487
Add the fair value as of the vesting dates for awards that are granted and vested in the same covered fiscal year	$11,509	$-	$9,698	$10,022
Add the change in fair value from the end of the prior fiscal year to the vest date for awards granted in prior years that vested in the covered year	$51,814	$10,022	$73,488	$-
Deduct the fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during the covered fiscal year	$-	$(1,225,725)	$-	$(912,256)
Compensation Actually Paid	$627,976	$547,611	$1,009,670	$761,462

Certain Relationships and Related Transactions

Brown and Brown

The Company uses Brown & Brown (“Brown”), which acquired Hays Companies, as an insurance broker. Brown is considered a related party as an executive of Brown served on the Board of Directors of SharpLink Israel. The Company paid $921,565 and $1,198,710 for the years ending December 31, 2023 and 2022, respectively for insurance coverage brokered by Brown. SharpLink Israel’s former director earned no commissions for the placement of these policies.

Connecticut Facility Lease

SharpLink Israel leased office space in Collinsville, Connecticut from CJEM, LLC, an entity owned by Chris Nicholas, SharpLink Israel’s Chief Operating Officer and member of its Board of Directors, pursuant to a lease dated December 16, 2020 (the “Lease”). SharpLink Israel paid approximately $38,400 in each of 2023 and 2022 under such lease. The current term of the lease expired on December 31, 2023, and SharpLink Israel had the right to extend the Lease under the same terms for an additional three-year term through December 31, 2026. On January 18, 2024 with the completion of the equity sale to RSports, this lease obligation was transferred to RSports in accordance with the terms of the Purchase Agreement.

Policies and Procedures for Related Person Transactions

While the Company has not adopted a written related party transaction policy for the review, approval and ratification of transactions involving “related parties,” related parties are deemed to be directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which the Company was, is or will be a participant and the amount exceeds $120,000, and in which a related party has any direct or indirect interest. The policy is administered by the Audit Committee.

In determining whether to approve or ratify a related party transaction, the Audit Committee will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company. In making this determination, the Audit Committee is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

●	The position within or relationship of the related party with the Company;

●	The materiality of the transaction to the related party and the Company, including the dollar value of the transaction, without regard to profit or loss;

●	The business purpose for and reasonableness of the transaction, taken in the context of the alternatives available for attaining the purposes of the transaction;

●	Whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms and conditions offered generally to parties that are not related parties;

●	Whether the transaction is in the ordinary course of business and was proposed and considered in the ordinary course of business; and

●	The effect of the transaction on the business and operations, including on internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transactions.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by the Company given their nature, size and/or degree of significance to the company. These include compensation arrangements with directors and executive officers for which disclosure is required in the proxy statement and sales of products or services in the ordinary course of business.

In the event the Company inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate Board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

Vote Required for Approval

For the Election of Directors Proposal, the Director nominees who receive the highest number of “FOR” votes will be elected as Directors. You may vote “FOR” or “WITHHOLD” with respect to each Director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF

THE BOARD OF DIRECTORS’ NOMINEES.

II. APPROVAL OF A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK

(Item 2 on the Proxy Card)

General

On November 5, 2024, our Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to the stockholders for their approval a proposal to authorize the Board of Directors, in its discretion, to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio of up to and including 6:1, such ratio to be determined by the Board of Directors, including any increase in our authorized capital required in the event a fractional share will be created as a result of the reverse stock split. Approval of this proposal will grant the Board of Directors the authority, without further action by the stockholders, to carry out such action, with the exact exchange ratio and timing to be determined at the discretion of the Board of Directors. The Board of Directors may determine in its discretion not to effect the reverse stock split and not to file any amendment to our Amended and Restated Certificate of Incorporation. If stockholders approve this proposal and we effect the reverse stock split, then between every 2 and 6 of our issued and outstanding Common Stock would be combined into, and reclassified as, one share of Common Stock.

The amendments will not change the number of authorized shares of Common Stock, Preferred Stock, including our Series A-1 and Series B Preferred Stock, or the relative voting power of our stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if effected, would affect all of our holders of Common Stock uniformly.

If approved, this proposal would approve the amendment to our Amended and Restated Certificate of Incorporation solely to the extent such amendment relates to the reverse share split.

The proposed form of amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Split is attached as Appendix A to this Proxy Statement. Any amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Split will include the reverse stock split ratio fixed by the Board, within the range approved by our stockholders.

Reason for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should the Board of Directors choose to effect one, would be to increase the per share price of our Common Stock to regain compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). On July 11, 2024, we received a letter from Nasdaq Listing Qualifications (the “Letter”) indicating that the Company is no longer in compliance with the minimum bid price requirements for continued listing set forth in Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. The rules also provide us a compliance period of 180 calendar days to regain compliance. According to the Letter, we have until January 7, 2025 to regain compliance with the minimum bid price requirement. We can regain compliance if at any time during this 180-day period the closing bid price of our Common Stock is at least $1.00 for a minimum of ten consecutive business days, in which case we will be provided with written confirmation of compliance by Nasdaq and this matter will be closed. In the event that we fail to regain compliance after the initial 180-day period, we may then be eligible for additional time if we meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will be required to provide written notice of our intention to cure the deficiency during the second compliance period equal to an additional 180 calendar days.

If we cannot demonstrate compliance by the end of the second compliance period, Nasdaq will notify us that our Common Stock is subject to delisting. The Letter has no immediate effect on our listing or the trading of our Common Stock, and during the grace period, as may be extended, our Common Stock will continue to trade on the Nasdaq Capital Market under the symbol “SBET.”

In the event we cannot demonstrate compliance, it is proposed to approve a reverse split of our issued and outstanding Common Stock and Preferred Stock by a ratio of up to 6:1 (the “Reverse Split”), and amend our Amended and Restated Certificate of Incorporation to effect such Reverse Split. If the Reverse Split is approved by our stockholders, then our Board of Directors will have the authority to decide on the ratio of the Reverse Split (within the range set forth herein) and the date to implement the Reverse Split; or effect no Reverse Split at all. Following such determination by our Board of Directors, we will issue a press release announcing the effective date of the Reverse Split.

The Reverse Split would be effected simultaneously for all of the Company’s Common Stock and Preferred Stock, and the exchange ratio would be the same for all Common Stock and Preferred Stock. The Reverse Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our Company, relative voting rights or other rights. Common Stock issued pursuant to the Reverse Split would remain fully paid and non-assessable.

Treatment of Fractional Shares

In order to avoid the expense and inconvenience of issuing fractional shares (or payment therefor) in connection with the Reverse Split, we intend to round any fractional share that results from the Reverse Split to the nearest whole share number of Common Stock (half-shares will be rounded down). Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of shares of pre-Reverse Split Common Stock not evenly divisible by the number of pre-Reverse Split Common Stock for which each share of post-Reverse Split Common Stock is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to such number of shares of Common Stock as the fraction rounded to the nearest whole number of Common Stock (half-shares will be rounded down). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive such whole number of shares of Common Stock. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split and dealing with fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If implementation of a Reverse Split becomes necessary, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to affect the Reverse Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold our Common Stock with a bank, broker, custodian or other nominee and who have any queries in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

There can be no assurance that the market price of the Common Stock in the future will sustain a level sufficient to maintain compliance with the Nasdaq Capital Market’s minimum bid price requirement nor with any of the other Nasdaq listing standards and requirements or with the investment standards of certain market participants. If our Common Stock is delisted from the Nasdaq Capital Market, trading in our Common Stock may be conducted, if available, on the Over the Counter Bulletin Board Service or another medium.

Our Board of Directors has requested that stockholders approve an exchange ratio range, as opposed to approval of a specified exchange ratio, in order to give our Board of Directors the required discretion and flexibility to determine the exchange ratio based, among other factors, upon prevailing market, business and economic conditions at the time. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Split.

Effects of the Reverse Stock Split on Our Share Capital

If stockholders approve this proposal and we effect the Reverse Split, then between every 2 and 6 of our issued and outstanding Common Stock would be combined into, and reclassified as, one share of Common Stock. The Reverse Split would be effected simultaneously for all of the Company’s Common Stock and Preferred Stock, and the exchange ratio would be the same for all Common Stock and Preferred Stock. The Reverse Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our Company, relative voting rights or other rights. Common Stock issued pursuant to the Reverse Split would remain fully paid and non-assessable. The Reverse Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no current plans to take the Company private. Accordingly, a Reverse Split is not related to a strategy to do so.

In addition to the change in the number of shares of Common Stock and Preferred Stock outstanding, a Reverse Split would have the following effects:

●	Increase the per share price of our Common Stock. By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of the Common Stock under the Nasdaq listing standards noted above.
●	Increase the number of shares of Common Stock available for future issuance. By reducing the number of shares outstanding without reducing the number of shares available but unissued Common Stock, a Reverse Split will increase the number of authorized but unissued shares.

Risks of the Reverse Split

While our Board of Directors believes that the potential advantages of the Reverse Split outweigh the risks, if our Board of Directors does effect the Reverse Split we could be exposed to certain risks, including, but not limited to:

The Reverse Split may not increase SharpLink’s share price over the long-term.

The principal purpose of the Reverse Split is to comply with the minimum bid price requirement under the rules of the Nasdaq Capital Market. It cannot be assured, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares will proportionally increase the market price of our Common Stock, it cannot be assured that the Reverse Split will increase the market price of such shares by a multiple of the reverse split ratio chosen by our Board in its sole discretion, or result in any sustained increase in the market price of SharpLink’s Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. Thus, while the share price might meet the listing requirements for the Nasdaq Capital Market initially, it cannot be assured that it will continue to meet the Nasdaq continued listing standards in the future.

The Reverse Split may decrease the liquidity of SharpLink’s Common Stock.

Although the anticipated increase in the market price of SharpLink’s Common Stock could encourage interest in the shares and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for SharpLink’s Common Stock.

The Reverse Split may lead to a decrease in our overall market capitalization.

Should the market price of SharpLink’s Common Stock decline after the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. A reverse share split is often viewed negatively by investors and, consequently, can lead to a decrease in our overall market capitalization. If the per share market price does not increase in proportion to the Reverse Split ratio, then the value of SharpLink, as measured by its capitalization, will be reduced. In some cases, the per-share share price of companies that have effected reverse share splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the combined company’s Common Stock will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on the combined company’s share price due to the reduced number of shares outstanding after the Reverse Split.

The Reverse Split may result in more stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Split may result in more stockholders owning “odd lots” of less than 100 Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Accounting Matters

The par value of our Common Stock would remain unchanged at $0.0001 per share, if a Reverse Split is effected. The Company’s stockholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $0.0001 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of Common Stock outstanding. Additional paid-in capital would be increased by an equal amount, which would result in no overall change to the balance of stockholders’ equity. Additionally, net income or loss per share for all periods would increase proportionately as a result of the Reverse Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a Reverse Split.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to a Reverse Split, and we will not independently provide stockholders with any such right.

Certain Tax Consequences

Certain U.S. Federal Income Tax Consequences

Subject to the limitations described herein, this discussion summarizes certain U.S. federal income tax consequences of the Reverse Split to a U.S. holder. For purposes of this discussion, a U.S. holder is a holder of Common Stock who is:

●	an individual citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation (or another entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any subdivision thereof or the District of Columbia;

●	an estate, the income of which may be included in the gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if, in general, (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions; or (ii) that has in effect a valid election under U.S. Treasury Regulations to be treated as a U.S. person.

Unless otherwise specifically indicated, this discussion considers only U.S. holders that will own Common Stock as capital assets (generally, for investment).

This discussion is based on current provisions of the U.S. Internal Revenue Code (the “Code”), current and proposed Treasury Regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. holder based on the U.S. holder’s particular circumstances. In particular, this discussion does not address the U.S. federal income tax consequences to U.S. holders who are broker-dealers; who have elected mark-to-market accounting; who own, directly, indirectly or constructively, 10% or more of our outstanding voting shares; U.S. holders that received Common Stock as a result of exercising employee stock options or otherwise as compensation; U.S. holders holding Common Stock as part of a hedging, straddle or conversion transaction; U.S. holders whose functional currency is not the U.S. dollar; non-U.S. holders; real estate investment trusts; regulated investment companies; insurance companies; tax-exempt organizations; financial institutions; grantor trusts; S corporations; certain former citizens or long term residents of the United States; and persons subject to the alternative minimum tax, who may be subject to special rules not discussed below. Additionally, the possible application of U.S. federal estate or gift taxes or any aspect of state, local or non-U.S. tax laws is not discussed.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its consequences.

No gain or loss should be recognized by a U.S. holder upon such U.S. holder’s exchange of pre-Reverse Split Common Stock for post-Reverse Split Common Stock pursuant to the Reverse Split. In addition, no cash in lieu of fractional shares will be received by U.S. holders that should result in recognition of gain or loss in connection with the Reverse Split. The aggregate tax basis of the post-Reverse Split Common Stock received in the Reverse Split. will be the same as the U.S. holder’s aggregate tax basis in the pre-Reverse Split Common Stock exchanged therefor. The U.S. holder’s holding period for the Reverse Split Common Stock will include the period during which the U.S. holder held the pre-Reverse Split Common Stock surrendered in the Reverse Split. A U.S. holder that acquired Common Stock on different dates and at different prices is urged to consult such holder’s own tax advisor regarding the allocation of the tax basis and holding period of such Common Stock to the Common Stock that such holder will receive in the Reverse Split.

THE U.S. TAX CONSEQUENCES OF THE REVERSE SPLIT MAY DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT THE STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE STOCKHOLDER OF THE REVERSE SPLIT.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split proposal except to the extent of their ownership of shares of our Common Stock.

Vote Required

The Reverse Split proposal requires votes cast for the reverse stock split to exceed the votes cast against such proposal.

Recommendation of the Board of Directors

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, to approve a reverse stock split of the Company’s share capital by a ratio of up to and including 6:1, to be effective at the ratio and on a date to be determined by the Board of Directors, and to approve the amendments of our Amended and Restated Certificate of Incorporation required to effect such Reverse Split as set forth in the Proxy Statement.”

The Board of Directors unanimously recommends a vote “FOR” the foregoing resolution.

Unless marked otherwise, proxies received will be voted “FOR” Proposal 2.

III. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 3 on the Proxy Card)

General

At the Meeting, stockholders will be asked to ratify the appointment of Cherry Bekaert, LLP, registered public accountants, as our independent registered public accountants for the year ended December 31, 2024, pursuant to the recommendation of our Audit Committee and Board of Directors.

Our Audit Committee and Board of Directors discussed the appointment of Cherry Bekaert, LLP as our auditors and noted that as a result of Cherry Bekaert, LLP’s familiarity with our operations and reputation in the auditing field, they believe that the firm has the necessary personnel, professional qualifications and independence to act as our independent registered public accountants.

At the Meeting, stockholders will also be asked to authorize our Board of Directors to fix the compensation of our independent registered public accountants in accordance with the volume and nature of their services or to delegate such authority to our Audit Committee.

Cherry Bekaert, LLP has been the Company’s independent auditors since January 20, 2023.

Required Vote

The affirmative vote of the holders of a majority of the Common Stock represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter, is required to approve the resolution.

Proposed Resolution

It is therefore proposed that at the Meeting the following resolution be adopted:

“RESOLVED, to ratify the reappointment of Cherry Bekaert, LLP, registered public accountants, as our Company’s independent registered public accountants for the year ended December 31, 2024, and to authorize the Board of Directors to fix such independent registered public accountants’ compensation in accordance with the volume and nature of their services or to delegate such power to the Audit Committee.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION.

Unless marked otherwise, proxies received will be voted “FOR” Proposal 3.

If the appointment of Cherry Bekaert, LLP is not approved by our stockholders, we will hold another stockholders meeting to re-propose the appointment of Cherry Bekaert, LLP, or we shall propose a new independent registered public accounting firm for the Company.

AUDIT MATTERS

Independent Registered Public Accounting Firm Fees

The following table sets forth, for each of the years indicated, the billed audit fees by Cherry Bekaert, LLP, our principal independent registered public accounting firm. All of such fees were pre-approved in advance by our Audit Committee.

	2023	2022
Audit Fees	$312,044	$400,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$312,044	$400,000

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accountants. Pre-approval of an audit or non-audit service may be given as a general pre-approval, as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor, or on an individual basis. Any proposed services exceeding general pre-approved levels also require specific pre-approval by our Audit Committee. The policy prohibits retention of the independent public accountants to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC, and also requires the Audit Committee to consider whether proposed services are compatible with the independence of the public accountants.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Nasdaq Listing Rules and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board that is available on our website at https://www.sharplink.com/corporate-governance/. As described more fully in its charter, the Audit Committee oversees the financial reporting process, the internal control structure and disclosure controls and procedures on behalf of the Board.

Management is responsible for the preparation, presentation and integrity of SharpLink’s financial statements; the appropriateness of the accounting principles and reporting policies that are used; and procedures designed to reasonably assure compliance with accounting standards, and applicable laws and regulations. Management is also responsible for the effectiveness of SharpLink’s internal control over financial reporting, and reports to the Audit Committee on any deficiencies found.

SharpLink’s independent registered public accounting firm, Cherry Bekaert, LLP, is responsible for performing an independent audit of SharpLink’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is directly responsible for the selection, compensation, evaluation and oversight, and retention of SharpLink’s independent registered public accounting firm, and evaluates its independence.

Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to SharpLink’s independent registered public accounting firm as well as any of SharpLink’s employees, and has the ability to retain, at SharpLink’s expense, special legal, accounting, or other experts or advisors it deems necessary in the performance of its duties, apart from counsel or advisors hired by management.

Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or SharpLink’s independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by SharpLink’s independent registered public accounting firm. Pre-approval includes audit services, audit-related services, tax services, and all other services.

The Audit Committee reviewed and discussed with management its assessment of and report on the effectiveness of SharpLink’s internal control over financial reporting as of December 31, 2023, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework).

The Audit Committee reviewed and discussed the audited financial statements included in SharpLink’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) with management and Cherry Bekaert, LLP. The Audit Committee also discussed with Cherry Bekaert, LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee obtained from Cherry Bekaert, LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with Cherry Bekaert, LLP its independence from SharpLink and management.

Our Audit Committee considered all non-audit services provided by Cherry Bekaert, LLP and determined that the provision of such services was compatible with maintaining such firm’s audit independence.

Based on the reviews and discussions referred to above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements referred to above in SharpLink’s 2023 Annual Report for filing with the Securities and Exchange Commission.

Respectfully submitted,
Audit Committee

Leslie Bernhard, Chairperson
Obie McKenzie Robert Gutkowski

IV. NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

(Item 4 on the Proxy Card)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to cast a non-binding advisory vote, commonly known as “say on pay,” to approve the compensation of our named executive officers as disclosed in the “Executive Compensation and Related Information” section of this proxy statement in accordance with SEC rules. As described more fully in this proxy statement, our executive compensation program is designed to attract, retain, motivate and reward our executive officers who are responsible for our success. The program seeks to align the interests of our executive officers with those of our stockholders and incent our executive officers to attain our short- and long-term financial and business goals. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support of our executive compensation as described in this proxy statement. This Say on Pay Proposal gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. The vote is advisory, and therefore is not binding on us, our Board or our Compensation Committee in any way. Please note that the requirement to provide our stockholders with the opportunity to case a non-binding advisory vote in connection with compensation of named executive officers is in addition to any applicable approval requirements under the Israeli Companies Law as described above.

Required Vote

The affirmative vote of the holders of a majority of the Common Stock represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter, is required to approve the non-binding advisory resolution.

Proposed Resolution

It is therefore proposed that at the Meeting the following resolution be adopted:

“RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the compensation tables and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION AND RELATED INFORMATION”.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION.

Unless marked otherwise, proxies received will be voted “FOR” Proposal 4.

OTHER MATTERS

The Board of Directors does not intend to bring any matters before the Meeting other than those specifically set forth in the Notice of the Meeting and knows of no matters to be brought before the Meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the judgment of the Board of Directors.

By Order of the Board of Directors,

/s/ Rob Phythian
Chairman of the Board of Directors

Dated: November 18, 2024

Appendix A

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SHARPLINK GAMING, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation (hereinafter called the “Corporation”) is SHARPLINK GAMING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. The original certificate of incorporation of this corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on January 26, 2022 under the name SharpLink Gaming, Inc. The Amended and Restated Certificate of Incorporation was originally filed with the Secretary of the State of Delaware on February 13, 2024, and has been amended by a Certificate of Designation of the Series A-1 Preferred Stock of SharpLink Gaming, Inc. filed with the Secretary of State on February 13, 2024, and a Certificate of Designation of the Series B Preferred Stock of SharpLink Gaming, Inc. filed with the Secretary of State on February 13, 2024 (the Amended and Restated Certificate of Incorporation, as so amended, the “Certificate of Incorporation”).

SECOND: That at a meeting of the Board of Directors of the Corporation held on November 5, 2024, the Board of Directors adopted the following resolutions setting forth an amendment to the Certificate of Incorporation of the Company, having declared said amendment to be advisable, in order to effect a reverse stock split of the Common Stock on the terms set forth therein:

RESOLVED, Article 4 of the Certificate of Incorporation is hereby amended by adding the following new paragraph:

4.4 “Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [NUMBER] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Any fractional share that remains (determined in good faith by the transfer agent) after all shares held of record by a holder of the Common Stock have been combined consistent with the Reverse Stock Split shall be rounded to the nearest whole share number of Common Stock (half-shares will be rounded down). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

FURTHER RESOLVED, that the Board of Directors of the Corporation hereby retains the right to abandon the Reverse Stock Split effected by the prior paragraph, and to withdrawal of this Certificate of Amendment, at any time prior to the Effective Time without further action by the stockholders;

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 211 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the [____] day of [___________], 2024.

SHARPLINK GAMING, INC.

By:
Name:	Rob Phythian
Title:	Chief Executive Officer

SHARPLINK GAMING

SCAN TO VIEW MATERIALS & VOTE

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59413-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHARPLINK GAMING, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Rob Phythian
02) Obie McKenzie
03) Robert Gutkowski
04) Leslie Bernhard

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V59414-TBD

SHARPLINK GAMING, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 9, 2024

The stockholder(s) hereby appoint(s) Robert DeLucia and Rob Phythian, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common and/or Preferred Stock of SharpLink Gaming, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM Central Time on Monday, December 9, 2024 at the Main Office Building, 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55401, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE